Exhibit 10.3

AEP INDUSTRIES INC.
Restricted Stock Grant Certificate
Under 2005 Stock Option Plan

Date of Grant:

Name of Employee:

Grant Amount:

This is to certify that, effective on the date of grant specified above, the Board of Directors/Compensation Committee of AEP Industries Inc. (the “Company”) has granted to the above-named employee (the “Employee”) the number of shares of Common Stock, $.01 par value per share, of the Company (the “Stock”) set forth above pursuant to the Company’s 2005 Stock Option Plan (the “Plan”).

The terms and conditions of the award granted hereby, in addition to the terms and conditions contained in the Plan, are as follows:

1.    As used herein, the following terms shall have the following meanings:

“Adjusted Grant Amount” shall mean the actual number of shares of Stock granted to the Employee pursuant to this Agreement (rounded to the nearest whole share), as finally determined as of the end of the current fiscal year of the Company as follows:

(i)           in the event that the Company’s actual EBITDA for such fiscal year equals or exceeds Forecasted EBITDA for such fiscal year, the Adjusted Grant Amount shall mean the Grant Amount set forth above;

(ii)          in the event that the Company’s actual EBITDA for such fiscal year is less than Forecasted EBITDA for such fiscal year, but is not less than eighty percent (80%) of such forecast, the Adjusted Grant Amount shall mean the Grant Amount set forth above, reduced by the same percentage by which actual EBITDA is lower than Forecasted EBITDA for such fiscal year; or

(ii)          in the event that the Company’s actual EBITDA for such fiscal year is less than eighty percent (80%) of Forecasted EBITDA, the Adjusted Grant Amount shall be zero.

“Change of Control” shall have the meaning ascribed to such term in the Plan.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“EBITDA” shall mean, for any fiscal year, the Company’s earnings for such fiscal year before provision for interest, taxes, depreciation and amortization, as determined in accordance with United States generally accepted accounting principals (“GAAP”).

“Forecasted EBITDA” shall mean, for any fiscal year, the Company’s forecast of EBITDA for such fiscal year, as approved by the Board of Directors of the Company and as provided to the Employee as of the date of the grant hereunder.

“Parent” shall have the meaning set forth in section 425(e) of the Code.

“Subsidiary” shall have the meaning set forth in section 425(f) of the Code.

“Termination Due to Business Divestiture” shall mean the termination of employment of the Employee due to a transaction or series of related transactions (other than a transaction or series of transactions that are part of a Change of Control) that result in a divestiture, sale, transfer, assignment or other disposition of any division, subsidiary, business unit, product line or group, or any other asset of the Company or any of its affiliates.

2.    The Employee may not sell, assign, transfer, pledge, hypothecate, mortgage or otherwise dispose of, by gift or otherwise, or in any way encumber all or any of the Stock granted hereby until such time as such Stock becomes vested pursuant to the provisions of this Agreement.

3.    Subject to the terms and conditions set forth herein, the shares of Stock covered by this grant shall vest and become deliverable only in accordance with the following schedule:

Vesting Period	Percentage of Adjusted Grant Amount to be Issued to Employee
Within first year from date of grant:	0%
Beginning one year from date of grant:	20%
Beginning two years form date of grant:	40%
Beginning three years from date of grant:	60%
Beginning four years from date of grant:	80%
Beginning five years from date of grant:	100%

4.    The Employee shall not be entitled to any rights as a stockholder of the Company in respect of any shares of Stock covered by this grant until such shares of Stock become vested pursuant to the provisions of this Agreement.

5.    At the end of each vesting period (or as soon as practicable thereafter), the Company shall deliver a certificate or certificates representing the shares of Stock vested as of such period to the Employee or his designee. Such certificate shall be registered in the name of the Employee.

6.    In the event that the Employee’s employment as an employee of the Company or of any Parent or Subsidiary (hereinafter the “Employee’s employment”) is terminated prior to the time that the shares of Stock granted hereby have fully vested (other than as set forth in Section 7 below), the unvested portion of the grant will terminate automatically and will be forfeited to the Company immediately and without further notice.

7.    All shares of Stock granted hereunder shall become immediately vested in the event of:

(i)           the death of the Employee;

(ii)                             the permanent disability (within the meaning of section 22(e)(3) of the Code) of the Employee;

(iii)         a Termination Due to Business Divestiture; or

(iv)        a Change of Control.

In the event that any of the foregoing occur before the end of a fiscal year, for the purposes of determining the Adjusted Grant Amount for such Employee,  year-to-date EBITDA as of the end of the fiscal quarter immediately preceding to date of the event shall be annualized and compared to Forecasted EBITDA for such fiscal year.

8.    The grant of Stock hereunder shall terminate and shall have no further force or effect in the event that the Company’s actual EBITDA for the current fiscal year is less than eighty percent (80%) of Forecasted EBITDA for such fiscal year.

9.    This grant does not confer on the Employee any right to continue in the employ of the Company or interfere in any way with the right of the Company to determine the terms of the Employee’s employment.

10.  In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustments, if any, as it deems appropriate in the number and kind of shares covered by this grant.

11.  The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Stock subject to this grant. The Company intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, you will not be able to transfer or sell Stock issued to you pursuant to this grant unless an exemption from registration under applicable securities laws is available. You agree that any resale by you of the shares of Stock issued pursuant to this grant shall comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. The Company shall not be obligated to either issue the Stock or permit the resale of any Stock if such issuance or resale would violate any such requirements.

12.  This grant and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which shall be controlling. All interpretations or determinations of the Committee shall be binding and conclusive upon the Employee and his legal representatives on any question arising hereunder or under the Plan.

13.  All notices hereunder to the Company shall be delivered or mailed to the following address:

AEP Industries Inc.
Attention:  Secretary
125 Phillips Avenue
South Hackensack, NJ  07606

Such address may be changed at any time provided notice of such change is furnished in advance to the Employee.

14.  All notices hereunder to the Employee shall be to the Employee’s address as appearing on the records of the Company.

AEP INDUSTRIES INC.
By:
Secretary